SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 10, 2003 (April 8, 2003)

Psychiatric Solutions, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-20488	23-2491707
(State or Other	(Commission File	(I.R.S. Employer
Jurisdiction of	Number)	Identification
Incorporation)		Number)

113 Seaboard Lane, Suite C-100, Franklin, Tennessee 37067
(Address of Principal Executive Offices)

(615) 312-5700
(Registrant’s Telephone Number, including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events.
Item 7. Financial Statements and Exhibits
SIGNATURES
Agreement and Plan of Merger
Stockholder Voting Agreement
Stockholder Voting Agreement
Press Release

Item 5. Other Events.

     On April 8, 2003, Psychiatric Solutions, Inc. (the “Company”), PSI Acquisition Sub, Inc., a wholly-owned subsidiary of the Company, and Ramsay Youth Services, Inc. (“Ramsay”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which the Company will acquire Ramsay for approximately $78 million, consisting of $58.1 million cash, or $5.00 per share, for Ramsay’s common stock, and the assumption of Ramsay’s outstanding debt.

     The merger has been unanimously approved by the Boards of Directors of both companies. The merger is subject to approval by the stockholders of Ramsay, regulatory approval and other customary closing conditions. Completion is expected during the third quarter of calendar year 2003. The foregoing description is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

     A copy of the joint press release of the Company and Ramsay, dated April 9, 2003, announcing the signing of the Merger Agreement is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

     Concurrently with the execution of the Merger Agreement, certain stockholders of Ramsay entered into voting agreements with the Company pursuant to which each stockholder agreed, among other things, to vote all of such stockholder’s shares of Ramsay common stock in favor of the approval of the merger and adoption of the Merger Agreement. These shares represent approximately 64% of the number of outstanding shares of Ramsay common stock. Copies of the voting agreements are attached hereto as Exhibits 2.2 and 2.3 and are incorporated herein by reference. The foregoing description is qualified in its entirety by reference to the voting agreements.

Item 7. Financial Statements and Exhibits

(a)	Exhibits

	2.1	Agreement and Plan of Merger, dated April 8, 2003, by and between Psychiatric Solutions, Inc., PSI Acquisition Sub, Inc. and Ramsay Youth Services, Inc.

	2.2	Stockholder Voting Agreement, dated April 8, 2003, between Psychiatric Solutions, Inc., Paul J. Ramsay, Ramsay Holdings HSA Limited, Paul Ramsay Holdings Pty. Limited, and Paul Ramsay Hospitals Pty. Limited

	2.3	Stockholder Voting Agreement, dated April 8, 2003, between Psychiatric Solutions, Inc. and Luis E. Lamela

	99.1	Press Release: Psychiatric Solutions Signs Definitive Agreement To Acquire Ramsay Youth Services in $78 Million Transaction

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PSYCHIATRIC SOLUTIONS, INC.

By:	/s/ Brent Turner Brent Turner Vice President, Treasurer and Investor Relations

Date: April 10, 2003